Exhibit 10.1
* Confidential treatment has been requested for certain portions of this Exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, which portions have been omitted and filed separately with the Securities and Exchange Commission.

Renaissance Created Diamond Company, LLC
Limited Liability Company Agreement

dated as of

December 18, 2014

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ii

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LIMITED LIABILITY COMPANY AGREEMENT
This Limited Liability Company Agreement of Renaissance Created Diamond Company, LLC, a Florida limited liability company (the "Company"), is entered into as of December 18, 2014 by and among the Company, Scio Diamond Technology Corporation ("Scio") and Renaissance Diamonds, Inc. ("Renaissance").  Scio and Renaissance are each referred to herein as "Member" and are collectively referred to herein as "Members."
RECITALS
            WHEREAS, the Company was formed under the laws of the State of Florida by the filing of Articles of Organization with Florida Department of State on November 13, 2014 (the "Articles of Organization") for the purposes set forth in Section 2.05 of this Agreement; and

            WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Definitions
Section 1.01 Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

"Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(a)            crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b)            debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

"Affiliate" means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control," when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.
"Affiliated Post Processing Activities" has the meaning set forth in Section 2.08(d).
"Agreement" means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

"Applicable Law" means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.
"Articles of Organization" has the meaning set forth in the Recitals.
"Bankruptcy" means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member's assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member's inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member's creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member's consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member's assets.
"Book Depreciation" means, with respect to any Company asset for each Fiscal Year, the Company's depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by unanimous consent of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).
"Book Value" means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:
(a)            the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b)            immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)            the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Members, as of the following times:

(i)            the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii)            the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member's Membership Interest in the Company; and

(iii)            the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Members unanimously determine that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;
(d)            the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)            if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

"Budget" has the meaning set forth in Section 7.06(a).
"Business" has the meaning set forth in Section 2.05.
"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.
"Business Opportunity" has the meaning set forth in Section 7.08(b).
"Capital Account" has the meaning set forth in Section 3.03.
"Capital Contribution" means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.
"Code" means the Internal Revenue Code of 1986, as amended.
"Company" has the meaning set forth in the Preamble.
"Company Interest Rate" has the meaning set forth in Section 6.02(c).
"Company Minimum Gain" means "partnership minimum gain" as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term "Company" for the term "partnership" as the context requires.
"Confidential Information" has the meaning set forth in Section 12.03(a).
"Covered Person" has the meaning set forth in Section 8.01(a).
"Delaware Act" means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq, and any successor statute, as it may be amended from time to time.

"Electronic Transmission" means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.
"Fair Market Value" of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm's length transaction, as determined jointly by the Members.
"Fiscal Year" means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.
"Florida Act" means the Florida Revised Limited Liability Company Act, Chapter 605 of Title XXXVI of the Florida Statutes, and any successor statute, as it may be amended from time to time
"GAAP" means United States generally accepted accounting principles in effect from time to time.
"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.
"Initial Term" has the meaning set forth in Section 2.06(a).
"Joint Venture Vendor" means any entity or individual providing services to the Company including customers, polishers, processors, certification companies, salespersons, and employees.
"Koppel" means Neil Koppel.
"Liquidator" has the meaning set forth in Section 11.03(a).
"Losses" has the meaning set forth in Section 8.03(a).
"Market Diamond Price" means an amount equal to the prevailing market price for gemstone products sold by Scio as determined based upon demand from or sales to other customers, an industry price list or any other reliable indicia of the applicable market price for gemstone products manufactured by Scio.  In the event no reliable indicia of the applicable market price for gemstone products manufactured by Scio exists, the Members shall on a periodic basis, which shall be at least annually, review and mutually agree upon the market price for such products, provided that if the Members are unable to reach agreement on the market price as set forth herein, the Neutral Manager shall determine the market price for such products.
"Market Seed Price" means an amount equal to the prevailing market price for gemstone products sold by Renaissance as determined based upon demand from or sales to other customers, an industry price list or any other reliable indicia of the applicable market price for gemstone products manufactured or sold by Renaissance.  In the event no reliable indicia of the applicable market price for gemstone products manufactured by Renaissance exists, the Members shall on a periodic basis, which shall be at least annually, review and mutually agree upon the market price for such products. Provided that if the Members are unable to reach agreement on the market price of seeds as set forth herein, the Neutral Manager shall determine the market price for such products.

"Member" means (a) Scio, (b) Renaissance, and (c) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement.
"Member Nonrecourse Debt" means "partner nonrecourse debt" as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term "Company" for the term "partnership" and the term "Member" for the term "partner" as the context requires.
"Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
"Member Nonrecourse Deduction" means "partner nonrecourse deduction" as defined in Treasury Regulations Section 1.704-2(i), substituting the term "Member" for the term "partner" as the context requires.
"Membership Interest" means an interest in the Company owned by a Member, including such Member's right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Florida Act. The Membership Interest of each Member shall be expressed as a percentage interest and shall be as set forth on Schedule A.
"Net Income" and "Net Loss" mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company's taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:
(a)            any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)            any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)            any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)            any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property's Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)            if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)            to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

"Neutral Manager" has the meaning set forth in Section 7.01.
"Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(b).
"Nonrecourse Liability" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).
"Officers" has the meaning set forth in Section 7.03.
"Permitted Transfer" means a Transfer of Membership Interests carried out pursuant to Section 9.02. "Permitted Transferee" means a recipient of a Permitted Transfer.
"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
"Preferred Diamond Price" means an amount equal to the Market Diamond Price less 10%.
"Preferred Seed Price" means an amount equal to the Market Seed Price less 10%.
"Regulatory Allocations" has the meaning set forth in Section 5.02(e).
"Related Party Agreement" means any agreement, arrangement or understanding between the Company and any Member or any Affiliate of a Member or any officer or employee of the Company, as such agreement may be amended, modified, supplemented or restated in accordance with the terms of this Agreement.
"Renewal Term" has the meaning set forth in Section 2.06(a).
"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
"Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.
"Subsequent Affiliates" shall mean any entity that comes under the control of a Joint Venture Vendor, any individual controlling a Joint Venture Vendor or any trust or trusts or other entities for the benefit of any such individuals
"Subsidiary" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

"Tax Matters Member" has the meaning set forth in Section 10.04.
"Taxing Authority" has the meaning set forth in Section 6.02(b).
"Term" has the meaning set forth in Section 2.06(a).
"Transfer" means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interests owned by a Person or any interest (including a beneficial interest) in any Membership Interests owned by a Person. "Transfer" when used as a noun shall have a correlative meaning. "Transferor" and "Transferee" mean a Person who makes or receives a Transfer, respectively.
"Treasury Regulations" means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.
"Withholding Advances" has the meaning set forth in Section 6.02(b).
Section 1.02 Interpretation.  For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
Organization and Operations
Section 2.01 Formation.

(a)            The Company was formed on November 13, 2014 upon the filing of the Articles of Organization with the Florida Department of State.

(b)            This Agreement shall constitute the "operating agreement" (as that term is used in the Florida Act) of the Company. Although the Company was formed under the Florida Act, the rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act, to the extent permitted by the Florida Act, and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Florida Act, control.

Section 2.02  Name.  The name of the Company is "Renaissance Created Diamond Company, LLC" or such other name or names as may be designated by the unanimous consent of the Members; provided, that the name shall always contain the words "Limited Liability Company" or the abbreviation "LLC."

Section 2.03 Principal Office. The principal office of the Company is located at 6590 W. Rogers Circle, Suite #6, Boca Raton, FL 33487, or such other place as may from time to time be determined by the Managers.

Section 2.04 Registered Office; Registered Agent.

(a)            The registered office of the Company shall be the office of the initial registered agent named in the Articles of Organization or such other office (which need not be a place of business of the Company) as the Managers may designate from time to time in the manner provided by the Florida Act and Applicable Law.

(b)            The registered agent for service of process on the Company in the State of Florida shall be the initial registered agent named in the Articles of Organization or such other Person or Persons as the Managers may designate from time to time in the manner provided by the Florida Act and Applicable Law.

Section 2.05 Purpose; Powers.  The purposes of the Company are to engage in (i) the development of lab grown diamonds, procedures and recipes for the growth of lab grown diamonds, sales, and the marketing of lab grown diamonds in connection with the gem and jewelry applications (the "Business") and (ii) any and all activities necessary or incidental thereto.  Nothing herein shall be construed to grant the Company or Renaissance a right to (a) purchase, (b) sell or (c) share in the revenues associated with products or applications created by Scio unrelated to the gem or jewelry market.  The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Florida Act.

Section 2.06 Term.

(a)            The term of the Company commenced on the date the Articles of Organization were filed with the Florida Department of State and shall continue for a period of three (3) years (the "Initial Term") unless earlier terminated as otherwise agreed upon.  In the absence of an earlier termination or timely notice of non-renewal, as specified hereunder, upon the expiration of the Initial Term this Agreement shall automatically renew for two year terms (each a "Renewal Term") (the Initial Term and any Renewal Terms are collectively referred to as the "Term").

(b)            Notwithstanding the provisions contained in Section 2.06(a), this Agreement may be terminated and the Company dissolved upon the occurrence of any of the following circumstances or events:

(i)            Agreement of the Members;

(ii)            In the event of a material breach by either Member in the performance of their respective duties and obligations, which default remains uncured 60 days after written notice thereof from the non-defaulting Member, the non-defaulting Member may terminate this Agreement upon 10 days' written notice.  A material breach shall include inter alia the failure to achieve at least 80% of the production or sales budgets, respectively, as set forth in the Company's approved annual business plan.

(iii)            Either Member may terminate this Agreement at the end of any Term by giving ninety (90) days written notice in advance thereof.

Section 2.07 If the Company is terminated for any reason other than pursuant to Section 2. 06(b)(ii), the terminating Member shall be prohibited for a period of eighteen (18) months from using or soliciting any Joint Venture Vendor; provided however, nothing herein shall be construed to prohibit a Member from selling to, soliciting or using the services of any individual or entity with which a Member has transacted business prior to entering into this Agreement.

Section 2.08 Company Operations.  The Company and each of the Members agree that:

(a)            the Company shall sell finished diamond gemstones or jewelry to entities or individuals unrelated and independent of Scio and Renaissance;

(b)            the Company shall be responsible for all expenses and costs associated with finishing or processing of the diamond preforms received from Scio and prior to sale;

(c)            in the event of any transaction(s) between the Company and any entity or individual related to or affiliated with either Member, then such transaction must be independently approved by the other Member;

(d)            the Company may contract and otherwise engage entities owned, controlled or otherwise affiliated with Renaissance to finish, color, cut or provide other post-processing services ("Affiliated Post Processing Activities"), provided however, that any such services shall be billed to the Company at cost;

(e)            if the Company has outstanding accounts payable owed to either Member, the Company shall pay such outstanding accounts payable to the respective Members in an amount proportionate to the respective accounts payable account balances collectively owed to both Members at the time of payment; and

(f)            if either Member contributes products or goods to the Company that are unsatisfactory for the objectives and purposes of the Business, the Company or other Member, as applicable, may reject such products or goods within thirty (30) days of receipt.
ARTICLE III
Capital Contributions; Capital Accounts
Section 3.01 Initial Capital Contributions. Contemporaneously with the execution of this Agreement, each Member has made an initial Capital Contribution and is deemed to own Membership Interests in the amounts set forth opposite such Member's name on Schedule A attached hereto. The Board of Managers shall update Schedule A upon the issuance or Transfer of any Membership Interests to any new or existing Member in accordance with this Agreement.

(a)            Continued Contributions by Scio.  As consideration for the receipt of a 50% Membership Interest in the Company, Scio agrees to the following:

(i)            Continued collaboration regarding the processing and sale of lab grown diamonds, including without limitation seed replication, seed growth, diamond recipes, production plans, seed requirements, gem growth, diamond preforms, and laser services.

(ii)            Grant the Company a first right of refusal to purchase diamond gemstones, whether rough diamond preforms or processed stones, sold by Scio at a price equal to the Preferred Diamond Price (as detailed in Schedule C hereto), provided however, that (1) Scio shall bear the cost of its production activities and services and nothing herein shall be construed to impose upon the Company any obligation to pay such costs other than payments in accordance with Schedule C hereto, and (2) nothing herein shall be construed to (a) require the Company to purchase any gemstones from Scio, (b) require Scio to produce or sell any diamond gemstones in any quantity or manner, (c) prohibit Scio from selling diamond gemstones that the Company elects not to purchase, and (d) grant the Company any right to purchase diamond products produced by Scio unrelated to the gem or jewelry market.

(b)            Continued Contributions by Renaissance.  As consideration for the receipt of a 50% Membership Interest in the Company, Renaissance agrees to the following:

(i)            Continued collaboration regarding the processing and sale of lab grown diamonds, including without limitation seed stock, rough diamond processing (coloring, pressing, cutting, polishing, etc.), production plans, seed requirements, marketing and sales channels.

(ii)            Sell to the Company seed stock suitable for use in Scio's production activities at a price equal to the Preferred Seed Price (as defined and detailed in Schedule D hereto), provided however, that (1) Renaissance shall bear the cost of its seed sourcing activities and services and nothing herein shall be construed to impose upon the Company any obligation to pay such costs other than payments in accordance with Schedule D hereto, and (2) nothing herein shall be construed to require Scio to purchase seeds from the Company.

(iii)            Coordinate and collaborate for the Company regarding post-processing services from outside vendors and third Parties, including color processing, polishing, cutting and certification services.

(iv)            Scio's purchase of seed stock from the Company at the Company's cost pursuant to Section 3.01(b)(ii).

(v)            Grant a license to or otherwise authorize the Company to use its brand, logo or similar intellectual property in connection with the marketing of finished diamond gemstones, provided however, that nothing herein shall be construed to permit Scio to market or sell diamonds using the Renaissance brand or logo independent of the Business.

Section 3.02 Additional Capital Contributions.  In addition to the Initial Capital Contributions of the Members, the Members shall make additional Capital Contributions in cash, in proportion to their respective Membership Interests, as agreed to by all of the Members.

Section 3.03 Maintenance of Capital Accounts.  The Company shall establish and maintain for each Member a separate capital account (a "Capital Account") on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)            Each Member's Capital Account shall be increased by the amount of:

(i)            such Member's Capital Contributions, including such Member's initial Capital Contribution and any Additional Capital Contributions;

(ii)            any Net Income or other item of income or gain allocated to such Member pursuant to Article V; and

(iii)            any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b)            Each Member's Capital Account shall be decreased by:

(i)            the cash amount or Book Value of any property distributed to such Member pursuant to Article VI and Section 11.03(c);

(ii)            the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article V; and

(iii)            the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.04 Succession Upon Transfer. In the event that any Membership Interests are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interests and, subject to Section 5.04, shall receive allocations and distributions pursuant to Article V, Article VI and Article XI in respect of such Membership Interests.

Section 3.05 Negative Capital Accounts.  In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.06 No Withdrawals From Capital Accounts.  No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.07 Treatment of Loans From Members.  Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member's Capital Account, other than to the extent provided in Section 3.03(a)(iii), if applicable.

Section 3.08 Modifications.  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

ARTICLE IV
Members
Section 4.01Admission of New Members.

(a)            New Members may be admitted from time to time (i) in connection with the issuance of Membership Interests by the Company, subject to compliance with the provisions of Section 7.02(d), and (ii) in connection with a Transfer of Membership Interests, subject to compliance with the provisions of Article IX, and in either case, following compliance with the provisions of Section 4.01(b).

(b)            In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Membership Interests, such Person shall have executed and delivered to the Company an executed copy of this Agreement. Upon the amendment of Schedule A of the Agreement by the Members and the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of Membership Interests, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.03.

Section 4.02 No Personal Liability.  Except as otherwise provided by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 4.03 No Withdrawal.  So long as a Member continues to hold any Membership Interests, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member.

Section 4.04 No Interest in Company Property.  No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.05 Certification of Membership Interests.

(a)            The Board may, but shall not be required to, issue certificates to the Members representing the Membership Interests held by such Member.

(b)            In the event that the Board shall issue certificates representing Membership Interests in accordance with Section 4.05(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Membership Interests shall bear a legend substantially in the following form:

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.
ARTICLE V
Allocations
Section 5.01 Allocation of Net Income and Net Loss.  For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members as per Section 6.01(a).

Section 5.02 Regulatory and Special Allocations.  Notwithstanding the provisions of Section 5.01:

(a)            If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the "minimum gain chargeback" requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)            Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the "minimum gain chargeback" requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)            Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

(d)            In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)            The allocations set forth in paragraphs (a), (b), (c) and (d) above (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03 Tax Allocations.

(a)            Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company's subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b)            Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)            If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)            Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)            Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

Section 5.04 A llocations in Respect of Transferred Membership Interests.  In the event of a Transfer of Membership Interests during any Fiscal Year made in compliance with the provisions of Article IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Membership Interests for such Fiscal Year shall be determined using the interim closing of the books method.

* Confidential treatment has been requested for certain portions of this Exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, which portions have been omitted and filed separately with the Securities and Exchange Commission.
ARTICLE VI
Distributions
Section 6.01 Distributions of Cash Flow and Capital Proceeds.

(a)            All available cash of the Company, after allowance for all reasonable costs and expenses incurred by the Company and for such reasonable reserves as contemplated in the Budget, shall be distributed on a monthly basis with XXX%* paid to Renaissance and XXX%* paid to Scio, provided that the final distribution of available cash for a Fiscal Year shall be distributed to the Members in amounts that achieve a final annual distribution ratio equal to their respective Membership Interests.  Payments to Scio pursuant to Section 3.01(a)(ii) and Schedule C hereto shall be included for purposes of calculating the distribution amount owed to Scio under this Section.

(b)            If a Member has (i) an unpaid Additional Capital Contribution that is overdue and/or (ii) an outstanding Default Loan due to another Member, any amount that otherwise would be distributed to such Member pursuant to Section 6.01(a) or Article XI (up to the amount of such Additional Capital Contribution or outstanding Default Loan, together with interest accrued thereon) shall not be paid to such Member but shall be deemed distributed to such Member and applied on behalf of such Member pursuant to Section 3.03.

(c)            Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate Applicable Law.

Section 6.02 Tax Withholding; Withholding Advances.

(a)            Tax Withholding. If requested by the Board, each Member shall, if able to do so, deliver to the Board:

(i)            an affidavit in form satisfactory to the Board that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law;

(ii)            any certificate that the Board may reasonably request with respect to any such laws; and/or

(iii)            any other form or instrument reasonably requested by the Board relating to any Member's status under such law.

If a Member fails or is unable to deliver to the Board the affidavit described in Section 6.02(a)(i), the Board may withhold amounts from such Member in accordance with Section 6.02(b).
(b)            Withholding Advances. The Company is hereby authorized at all times to make payments ("Withholding Advances") with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Member based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a "Taxing Authority") with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.02(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c)            Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the "Company Interest Rate"):

(i)            be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member's Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii)            with the consent of the Board, be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member's Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.
(d)            Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company's failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 6.02(d) and the obligations of a Member pursuant to Section 6.02(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interests. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.02, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e)            Overwithholding. Neither the Company nor the Board shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member's sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 6.03 Distributions in Kind.

(a)            The Board is hereby authorized, as it may reasonably determine, to make distributions to the Members in the form of securities or other property held by the Company. In any non-cash distribution, the securities or property so distributed will be distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be distributed among the Members pursuant to Section 6.01.

(b)            Any distribution of securities shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

ARTICLE VII
Management
Section 7.01 Management of the Company.  The business and affairs of the Company shall be managed by a three person Board of Managers (the "Board").  Each Member has the right to appoint one Manager (individually a "Member Manager" and collectively the "Member Managers"), who will each have a 49.75% voting percentage on any matter requiring Board approval, the third Manager ("Neutral Manager"), who will have a 0.5% voting percentage, shall be mutually agreed upon by the Members.   Managers shall hold office for a one-year term.  Subject to the provisions of Section 7.02, the Board shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company set forth in Section 2.05; provided, that the Board shall manage the Company in accordance with the Budget.  Managers representing 66% of the Board vote shall be required to constitute a quorum for the transaction of business at any meeting of the Board.  The actions of the Board taken in accordance with the provisions of this Agreement shall bind the Company.  No Member shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein.  No action of the Board may be approved without at least one Member Manager voting in favor of the action.

Section 7.02 Actions Requiring Approval of Members.  Without the unanimous written approval of all Members, the Company shall not, and shall not enter into any commitment to:

(a)            amend, modify or waive the Articles of Organization or this Agreement; provided  that the Board of Managers, without the consent of the Members, amend Schedule A following any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement;

(b)            amend the name of the Company;

(c)            make any material change to the nature of the Business conducted by the Company, make any change to the business plan, or enter into any business other than the Business;

(d)            issue additional Membership Interests or admit additional Members to the Company.

(e)            incur any indebtedness, pledge or grant liens on any assets or guarantee, assume, endorse or otherwise become responsible for the obligations of any other Person, except to the extent approved or authorized in the Budget;

(f)            make any loan, advance or capital contribution in any Person, except to the extent approved or authorized in the Budget;

(g)            appoint or remove the Company's auditors or make any changes in the accounting methods or policies of the Company (other than as required by GAAP);

(h)            enter into, amend, waive or terminate any Related Party Agreement other than the entry into a Related Party Agreement that is on an arm's length basis and on terms no less favorable to the Company than those that could be obtained from an unaffiliated third party;

(i)            enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Company of any assets and/or equity interests of any Person, other than in the ordinary course of business consistent with past practice;

(j)            enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Company of any assets, other than sales of inventory in the ordinary course of business consistent with past practice;

(k)            establish a Subsidiary or enter into any joint venture or similar business arrangement;

(l)            settle any lawsuit, action, dispute or other proceeding or otherwise assume any liability or agree to the provision of any equitable relief by the Company;

(m)            initiate or consummate an initial public offering or make a public offering and sale of the Membership Interests or any other securities;

(n)            make any investments in any other Person; or

(o)            dissolve, wind-up or liquidate the Company or initiate a bankruptcy proceeding involving the Company.

Section 7.03 Officers.  The Board may appoint individuals as officers of the Company (the "Officers") as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable.  Notwithstanding the prior sentence, the office of Chairman of the Board will be held by an appointee of each Member in rotation in alternate years.  No Officer need be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his successor is designated by the Board or until his earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board.

Section 7.04 Action Without Meeting.  Any matter that is to be voted on, consented to or approved by Members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. A record shall be maintained by the Board of each such action taken by written consent of a Member or Members.

Section 7.05 Informational Rights.  In addition to the information required to be provided pursuant to Article X, the Board shall keep the Members reasonably informed on a timely basis of any material fact, information, litigation, employee relations or other matter that could reasonably be expected to have a material impact on the operations or financial position of the Company, including, but not limited to, any modification of any loan or other financing to the Company. The Board shall provide all material information relating to the Company or the management or operation of the Company as any Member may reasonable request from time to time.

Section 7.06 Budget.

(a)            The initial business plan and monthly forecast  and annual budgets for the Company through the Fiscal Year ending December 31, 2014 (the "Budget"), which have previously been approved by the Members, are attached hereto as Schedule B. The Budget shall include detailed capital and operating expense budgets, cash flow projections (which shall include amounts and due dates of all projected calls for Additional Capital Contributions) and profit and loss projections. The Board shall operate the Company in accordance with the Budget.

(b)            At least 60 days before the beginning of each Fiscal Year (commencing with the Fiscal Year ending 12/31/14, the Board shall prepare and submit to the Members proposed revisions (including any extensions thereof) to the Budget for such upcoming Fiscal Year. Not later than 30 days following its receipt of the proposed revisions, the Members must, by written notice to the Board, either approve or disapprove the revised Budget. If the Members shall not have responded in writing to the proposed revisions prior to the end of such 30 day period, the Members will be deemed to have approved the revised Budget. If the Members disapprove of the proposed revisions, then the Members shall use good faith efforts to agree on a revised Budget. The Board shall continue to operate the Company in accordance with the existing Budget until a revised Budget is approved by both Members.

Section 7.07 Reserved.

Section 7.08 Other Activities; Business Opportunities.

(a)            Nothing contained in this Agreement shall prevent any Member or any of its Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Business. None of the Members nor any of their Affiliates shall be obligated to account to the Company or to the other Member for any profits or income earned or derived from other such activities or businesses. Except as otherwise provided in Section 7.08(b), no Member nor any of its Affiliates shall be obligated to inform the Company or the other Member of any business opportunity of any type or description.

(b)            Notwithstanding Section 7.08(a), if a Member or any Affiliate of a Member is offered or discovers a business opportunity of the type and character that is consistent with the Business (a "Business Opportunity"), such Member or Affiliate shall, prior to pursuing such Business Opportunity, offer to the Company the right to pursue such Business Opportunity for the benefit of the Company, regardless of whether such Member or Affiliate believes the Company would be able (financially or otherwise) or willing to pursue such Business Opportunity. If the Company, by unanimous consent of the Members, determines not to pursue such Business Opportunity within 30 days after its presentation to the Company, the presenting Member or Affiliate shall be free to pursue such Business Opportunity as such Member or Affiliate shall determine in its sole discretion.

ARTICLE VIII
Exculpation and Indemnification
Section 8.01 Exculpation of Covered Persons.

(a)            Covered Persons. As used herein, the term "Covered Person" shall mean (i) each Member; (ii) each officer, director, stockholder, partner, member, Affiliate, employee, agent or representative of each Member, and each of their Affiliates; and (iii) each Officer, employee, agent or representative of the Company.

(b)            Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person or is not made in knowing violation of the provisions of this Agreement.

(c)            Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Member; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person's professional or expert competence.

Section 8.02 Liabilities and Duties of Covered Persons.

(a)            Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b)            Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person's "discretion" or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person's "good faith,", the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 8.03 Indemnification.

(a)            Indemnification. To the fullest extent permitted by the Florida Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Florida Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, "Losses") to which such Covered Person may become subject by reason of:

(i)            any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the Business of the Company; or
(ii)            such Covered Person being or acting in connection with the Business of the Company as a member, stockholder, Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of any Person including the Company;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Covered Person's conduct did not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person or a knowing violation of the provisions of this Agreement. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person's conduct was unlawful, or that the Covered Person's conduct constituted fraud, gross negligence, willful misconduct or a knowing violation or material breach of this Agreement.
(b)            Control of Defense. Upon a Covered Person's discovery of any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.03, the Covered Person shall give prompt written notice to the Company of such claim, lawsuit or proceeding, provided, that the failure of the Covered Person to provide such notice shall not relieve the Company of any indemnification obligation under this Section 8.03, unless the Company shall have been materially prejudiced thereby. Subject to the approval of the disinterested Members, the Company shall be entitled to participate in or assume the defense of any such claim, lawsuit or proceeding at its own expense. After notice from the Company to the Covered Person of its election to assume the defense of any such claim, lawsuit or proceeding, the Company shall not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend or defending any such claim, lawsuit or other proceeding. If the Company does not elect (or fails to elect) to assume the defense of any such claim, lawsuit or proceeding, the Covered Person shall have the right to assume the defense of such claim, lawsuit or proceeding as it deems appropriate, but it shall not settle any such claim, lawsuit or proceeding without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)            Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 8.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(d)            Entitlement to Indemnity. The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(e)            Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person's duties in such amount and with such deductibles as the Board may reasonably determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(f)            Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(g)            Savings Clause. If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.03 to the fullest extent permitted by any applicable portion of this Section 8.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(h)            Amendment. The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 8.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person's entitlement to indemnification for such Losses without the Covered Person's prior written consent.

Section 8.04 Survival.  The provisions of this Article VIII shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE IX
Transfer
Section 9.01 Restrictions on Transfer.

(a)            Except as otherwise provided in this Article IX , no Member shall Transfer all or any portion of its Membership Interest in the Company without the written consent of the other Member (which consent may be granted or withheld in the sole discretion of the other Member). No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b) hereof.

(b)            Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it shall not issue any Membership Interests:

(i)            except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)            if such Transfer or issuance would cause the Company to be considered a "publicly traded partnership" under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii)            if such Transfer or issuance would affect the Company's existence or qualification as a limited liability company under the Florida Act;

(iv)            if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v)            if such Transfer or issuance would cause a termination of the Company for federal income tax purposes;

(vi)            if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vii)            if such Transfer or issuance would cause the assets of the Company to be deemed "Plan Assets" as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any "prohibited transaction" thereunder involving the Company.

(c)            Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Membership Interest for all purposes of this Agreement.

(d)            For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term "Membership Interest," unless otherwise explicitly agreed to by the parties to such Transfer.

Section 9.02 Permitted Transfers.  The provisions of Section 9.01(a) shall not apply to (a) any Transfer by any Member of all or any portion of its Membership Interest to its Affiliate, or (b) a Transfer by Renaissance to Koppel or to the lineal descendants of Koppel, and any trust which includes as beneficiaries only Koppel or lineal descendants of Koppel.

ARTICLE X
Accounting; Tax Matters
Section 10.01 Financial Statements.  The Company shall furnish to each Member the following reports:

(a)            Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members' equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members' equity for the periods covered thereby.

(b)            Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members' equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c)            Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members' equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

Section 10.02 Inspection Rights.

(a)            Company Records.  Upon reasonable notice from a Member, the Company shall afford each Member and its Representatives access during normal business hours to (i) the Company's properties, offices, plants and other facilities; (ii) the corporate, financial and similar records, reports and documents of the Company, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members, and to permit each Member and its Representatives to examine such documents and make copies thereof; and (iii) any officers, senior employees and public accountants of the Company, and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company with such officers, senior employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Member and its Representatives such affairs, finances and accounts).

(b)            Member Records.  In addition, each Member (and its duly authorized representatives) shall have the right to inspect, examine and audit the books and records of the other Member, at its sole cost and expense, including (a) any entity owned or controlled by a Member and (b) any entity engaged in Affiliated Post Processing Activities, for the purpose of enforcing any provision of this Agreement and any associated transaction documents.  A Member exercising its inspection rights under this Section shall provide thirty (30) days advance notice to the other Member of such inspection.  Any inspection of books or records shall occur at the headquarters of the responding Member during regular business hours.  A Member exercising its inspection rights shall be entitled to copy any of such books or records at such inspecting Member's sole cost and expense.

Section 10.03 Income Tax Status.  It is the intent of this Company and the Members that this Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 10.04 Tax Matters Member.

(a)            Appointment. The Members hereby appoint Neil Koppel as the "Tax Matters Member" who shall serve as the "tax matters partner" (as such term is defined in Code Section 6231) for the Company. For any year that the Company meets the definition of a small partnership in Code Section 6231(a)(1)(B)(i), the Tax Matters Member shall elect to apply the TEFRA audit rules of Code Sections 6221 through 6234.

(b)            Tax Examinations and Audits. The Tax Matters Member is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member shall promptly notify the Members if any tax return of the Company is audited or if any adjustments are proposed by any Taxing Authority, and shall take such action as is necessary to cause each other Member to become a notice partner within the meaning of Section 6231(a)(8) of the Code. Without the consent of the other Members, the Tax Matters Member shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency or enter into any settlement agreement relating to items of income, gain, loss or deduction of the Company with any Taxing Authority.

(c)            Income Tax Elections. The Tax Matters Member will make an election under Section 754 of the Code, if requested in writing by another Member. Except as otherwise provided herein, all determinations as to tax elections and accounting principles shall be made solely by the Tax Matters Member; provided, that any determination that would benefit the Tax Matters Member to the detriment of another Member shall require the consent of the other Member.

(d)            Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member's federal, state, foreign or other income tax return with the treatment of the item on the Company's return.

(e)            Resignation. The Tax Matters Member may resign at any time if there is another Member to act as the Tax Matters Member.

Section 10.05 Tax Returns.  At the expense of the Company, the Board (or any Officer that it may designate pursuant to Section 7.03) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company own property or do business.  As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person's federal, state and local income tax returns for such Fiscal Year.

Section 10.06 Company Funds.  All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

ARTICLE XI
Dissolution and Liquidation
Section 11.01 Events of Dissolution.  The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)            The determination of the Members to dissolve the Company;

(b)            The Bankruptcy of a Member, unless within 30 days after the occurrence of such Bankruptcy, the other Member agrees in writing to continue the business of the Company;

(c)            At the election of a non-defaulting Member, in its sole discretion, if the other Member breaches any material covenant, duty or obligation under this Agreement (including a Member's obligation to make Additional Capital Contributions pursuant to Section 3.02), which breach remains uncured for 60 days after written notice of such breach was received by the defaulting Member;

(d)            The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(e)            The entry of a decree of judicial dissolution under § 605.0705 of the Florida Act.

Section 11.02 Effectiveness of Dissolution.  Dissolution of the Company shall be effective on the day on which the event described in Section 11.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 11.03 and the Articles of Organization shall have been cancelled as provided in Section 11.04.

Section 11.03 Liquidation.  If the Company is dissolved pursuant to Section 11.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Florida Act and the following provisions:

(a)            Liquidator. The Board shall act as liquidator to wind up the Company (the "Liquidator"). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)            Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)            Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)            First, to the payment of all of the Company's debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)            Second, to the establishment of and additions to reserves that are determined by the Board to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii)            Third, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

(d)            Discretion of Liquidator. Notwithstanding the provisions of Section 11.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 11.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company's assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon unanimous consent of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 11.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

Section 11.04 Cancellation of Articles.  Upon completion of the distribution of the assets of the Company as provided in Section 11.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Articles of Organization in the State of Florida and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Florida and shall take such other actions as may be necessary to terminate the Company.
Section 11.05 Survival of Rights, Duties and Obligations.  Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member's right to indemnification pursuant to Section 8.03.

Section 11.06 Recourse for Claims.  Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member's Capital Account, and such Member's share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XII
Miscellaneous
Section 12.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 12.02 Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 12.03 Confidentiality.

(a)            Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, "Confidential Information"). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)            Nothing contained in Section 12.03(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to the other Member; (vi) to such Member's Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 12.03 as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from such Member, as long as such Transferee agrees to be bound by the provisions of this Section 12.03 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and other Member of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c)            The restrictions of Section 12.03(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iii) becomes available to such Member or any of its Representatives on a non-confidential basis from a source other than the Company, the other Member or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d)            The obligations of each Member under this Section 12.03 shall survive (i) the termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Member from the Company, and (iii) such Member's Transfer of its Membership Interests.

Section 12.04Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.04):

If to the Company:	6590 W. Rogers Circle Suite #6 Boca Raton, FL 33487 Facsimile: 561.989.8385 E-mail: NeilK@RenaissanceDiamonds.com Attention: Member
with a copy to:	Jason R. Marks Kluger, Kaplan, Silverman, Katzen & Levine, P.L. 201 S. Biscayne Boulevard, 27the Floor Miami, FL 33131 Tel: (305) 379-9000 fax (305) 379-3428 Boca Raton (561) 962-3135
If to Scio:	411 University Ridge Rd. Suite D Greenville, SC 29601 E-mail: gmcguire@sciodiamond.com Attention: Chief Executive Officer
with a copy to:	Barnes and Thornburg, LLP 225 South Sixth Street Suite 2800 Minneapolis, MN 55402-4662 Facsimile: (612) 333-6798 E-mail: david.young@btlaw.com Attention: David L. Young

If to Renaissance:	6590 W. Rogers Circle, Suite #6, Boca Raton, FL 33487 Facsimile: 561.989.8385 E-mail: NeilK@RenaissanceDiamonds.com Attention: Member
with a copy to:	Jason R. Marks Kluger, Kaplan, Silverman, Katzen & Levine, P.L. 201 S. Biscayne Boulevard, 27th Floor Miami, FL 33131 Tel: (305) 379-9000 | fax (305) 379-3428 Boca Raton (561) 962-3135
Section 12.05 Headings.  The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 12.06 Severability.  If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.03(g), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.07 Entire Agreement.  This Agreement, together with the Articles of Organization and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 12.08 Successors and Assigns.  Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 12.09 No Third-party Beneficiaries.  Except as provided in Article VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10 Amendment.  No provision of this Agreement may be amended or modified except by an instrument in writing executed by both of the Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A following any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement may be made by the Board without the consent of or execution by the Members.

Section 12.11 Waiver.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 12.11 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 12.14 hereof.

Section 12.12 Governing Law.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 12.13 Submission to Jurisdiction.  The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 12.04 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 12.14 Waiver of Jury Trial.  Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 12.15 Equitable Remedies.  Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 12.16 Attorneys' Fees.  In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys' fees and expenses and court costs.

Section 12.17 Remedies Cumulative.  The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 8.02 to the contrary.

Section 12.18 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Members:

Scio Diamond Technology Corporation

/s/ Gerald McGuire
Gerald McGuire
President and Chief Executive Officer
Scio Diamond Technology Corporation

Renaissance Diamonds, Inc.

/s/ Neil Koppel
Neil Koppel
President and Chief Executive Officer
Renaissance Diamonds, Inc.

The Company: Renaissance Created Diamond Company, LLC
____________________________________ Name: Title: ____________________________________ Name: Title:

[Signature Page to Renaissance Created Diamonds Company, LLC Limited Liability Company Agreement]

SCHEDULE A
MEMBER SCHEDULE

Member Name and Address	Membership Interest	Initial Capital Contribution
Scio Diamond Technology Company	50%	$1,000
Renaissance Diamonds, Inc.	50%	$1,000
Total:	100%	$2,000

SCHEDULE B
BUDGET
(See Attached)

* Confidential treatment has been requested for certain portions of this exhibit pursuant to rule 24b-2 of the Securities Exchange Act of 1934, as amended, which portions have been omitted and filed separately with the Securities and Exchange Commission.
SCHEDULE C
PREFERRED DIAMOND PRICE
For purposes of setting an initial market price under this Agreement, the Members agree to the following market prices:
(a)
Diamond cores for round gems will be transferred to the Company based on their expected finished size according to the schedule below and credits issued for cores that do not meet their expected finished size.

(i)            XXXXXX*

(ii)            XXXXXX*

(iii)            XXXXXX*

(b)	Diamond cores for novelty cut gems will be transferred to the Company based on their core size. Novelty cuts are not expected to exceed XXX%* of the total volume of gems manufactured.
(i)            XXXXXX*

(ii)            XXXXXX*

(iii)            XXXXXX*

(iv)            XXXXXX*

Periodic cost reviews will be conducted to include all inputs to the final gems (cores, processing, cutting, polishing, certifications, size, shape of raw and finished stones, etc.) with the intention of fulfilling the original objectives of the joint venture, which is to have XXXXXX* split and distribution of profits between the Members.

* Confidential treatment has been requested for certain portions of this exhibit pursuant to rule 24b-2 of the Securities Exchange Act of 1934, as amended, which portions have been omitted and filed separately with the Securities and Exchange Commission.
SCHEDULE D
PREFERRED SEED PRICE
For purposes of calculating the Preferred Seed Price under this Agreement, the Members agree to the following market prices:
(a)            XXXXXX*
(b)            XXXXXX*